UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 5, 2013 Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia		30339-5949
(Address of Principal Executive Offices)		(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation Agreement with Romil Bahl

On December 5, 2013, PRGX Global, Inc. (the “Company”) entered into a Separation Agreement (the “Separation Agreement”) with Romil Bahl, the Company’s former President and Chief Executive Officer. Pursuant to the Separation Agreement, the Company and Mr. Bahl agreed that, effective November 15, 2013 (the “Separation Date”), Mr. Bahl’s employment with the Company ended and the employment agreement between the parties dated January 8, 2009 was terminated. The material terms of the Separation Agreement are as follows:

1. Post-employment Compensation. The Separation Agreement provides for the Company to make severance payments to Mr. Bahl in the form of salary continuation for a period of 18 months immediately following the Separation Date (the “Separation Period”) to be paid in accordance with the Company’s standard pay practices, subject to the deferral of any such payments as a result of Section 409A of the Internal Revenue Code. Mr. Bahl will also receive the annual bonus, if any, that he would have received for calendar year 2013 had he remained employed with the Company, pro-rated for the number of days Mr. Bahl was employed in 2013 on and before the Separation Date, which bonus, if any, will be paid at the time such bonus would otherwise have been paid had Mr. Bahl continued employment. The Company will permit Mr. Bahl to continue healthcare plan coverage for himself, his spouse, and his eligible dependents during the Separation Period on the same basis and at the same cost as if he remained employed, provided that such coverage shall terminate in the event Mr. Bahl becomes eligible for coverage under another employer’s plan. Mr. Bahl’s outstanding unvested options, restricted stock and other equity-based awards will vest in full on the date which the applicable revocation period expires under a release agreement executed by Mr. Bahl (the “Release”), provided that Mr. Bahl has not elected to revoke the Release. Mr. Bahl’s outstanding stock options will remain outstanding until the earlier of (a) one year after the Separation Date or (b) the original expiration date of the options. Mr. Bahl is also entitled to (i) one year of outplacement services of up to $20,000, (ii) the value of any matching contribution for 2013 he would have received under the Company’s 401(k) plan had he remained employed, and (iii) the base salary and value of benefits that he would have received during the sixty (60) days immediately following the Separation Date, in lieu of sixty (60) days’ written notice of the end of his employment.

2. Business Protection Agreements. Mr. Bahl is bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning both customers and employees of the Company.

3. Release. In order to collect his severance benefits, Mr. Bahl has executed and delivered to the Company the Release, pursuant to which Mr. Bahl agreed to release all claims, causes of action, liabilities or demands of any kind or nature, known or unknown, arising on or before the date of the Release against the Company and its subsidiaries and affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest, subject to the expiration of the applicable revocation period under the Release.

The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Compensation Arrangement with Ronald E. Stewart as Interim President and Interim Chief Executive Officer

As previously announced, effective November 15, 2013, Ronald E. Stewart was appointed by the Company’s board of directors (the “Board”) as Interim Chief Executive Officer and Interim President until a permanent Chief Executive Officer and President is appointed by the Board. In connection with Mr. Stewart’s service as the Interim Chief Executive Officer and Interim President, the Company will pay Mr. Stewart a salary of approximately $41,667/month (equivalent to an annual base salary of $500,000) as compensation for his services, subject to adjustment as necessary due to changes in Mr. Stewart’s duties and responsibilities.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

10.1	Separation Agreement dated December 5, 2013 between the Company and Mr. Bahl

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums Senior Vice President, Secretary and General Counsel

Dated: December 11, 2013

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Separation Agreement dated December 5, 2013 between the Company and Mr. Bahl